A PARTNERSHIP OF INCORPORATED PROFESSIONALS	AMISANO HANSON
CHARTERED ACCOUNTANTS

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement of Vika Corp. on Form SB-2 Amendment #2 of our report dated March 9, 2005 relating to the balance sheet of Vika Corp. as at December 31, 2004 and 2003 and the related statements of operations, cash flows and stockholders’ deficiency for the year ended December 31, 2004 and the periods from December 3, 2003 (Date of Incorporation) to December 31, 2003 and 2004.  We also consent to the reference to our firm under the heading “Experts” in the Form SB-2 Amendment #2.

Vancouver, Canada	“AMISANO HANSON”
September 14, 2005	Chartered Accountants

750 WEST PENDER STREET, SUITE 604 TELEPHONE: 604-689-0188
VANCOUVER CANADA FACSIMILE: 604-689-9773
V6C 2T7 E-MAIL: amishan@telus.net